UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2025

VYOME HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Harvard Square, One Mifflin Place, Suite 400 Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 832-8147

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HIND	The Nasdaq Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

Closing of the Merger:

On August 15, 2025, Vyome Holdings, Inc. (f/k/a ReShape Lifesciences Inc.) (the “Company”) completed the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of July 8, 2024, as amended (the “Merger Agreement”), by and among the Company, Raider Lifesciences Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Vyome Therapeutics, Inc. (“Vyome”). Pursuant to the Merger Agreement, Merger Sub merged with and into Vyome, with Vyome surviving the merger as a subsidiary of the Company (the “Merger”). As a result of the Merger, the Company was renamed “Vyome Holdings, Inc.” and Vyome continued under its name as Vyome Therapeutics, Inc., in each case effective before the open of trading on August 15, 2025.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of Vyome, and each share of preferred stock, par value $0.001 per share, of Vyome issued and outstanding immediately prior to the Effective Time (other than the shares that are owned by ReShape, Vyome, or Merger Sub and shares that will be subject to put-call option agreements with certain stockholders of Vyome and Vyome’s subsidiary Vyome Therapeutics Limited (“Vyome Limited”) who are located in India) were converted into the right to receive a number of fully-paid and non-assessable shares of common stock of ReShape, $0.001 par value per share according to a predetermined ratio; provided that the shares to be received by certain stockholders of Vyome and Vyome Limited located in India shall be subject to the put-call option agreements with the Company which entitles such holders to receive shares of Common Stock of the Company upon certain occurrences. In addition, each outstanding warrant, stock option, restricted stock award, stock grant or other equity award to purchase capital stock of Vyome were converted into right, warrants or equity awards to purchase a number of the Company’s shares of common stock equal to the number of shares of Vyome common stock issuable upon exercise of such Vyome right, warrant or equity award multiplied by the predetermined ratio, with an exercise price, in the case of warrants and stock options, equal to the exercise price of such Vyome warrant or option divided by the predetermined ratio.

Immediately prior to the consummation of the Merger, the Company filed an Amended and Restated Certificate of Designation to Series C Convertible Preferred Stock (the “Series C Amendment”).

The issuance of Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4 (File No. 333-282459) filed with the United States Securities and Exchange Commission (the “SEC”) on October 1, 2025, as amended on December 6, 2024, January 15, 2025, April 29, 2025, May 9, 2025 and May 14, 2025 and declared effective on May 14, 2025.

As set forth in the Merger Agreement, it was a condition to the closing of the Merger that The Nasdaq Stock Market (“Nasdaq”) approve the initial listing application of the combined company so that the listing on The Nasdaq Capital Market will continue after the Merger. Nasdaq approved the initial listing application on August 6, 2025.

The Merger Agreement contains representations, warranties, covenants and other terms, provisions and conditions that the parties made to each other as of specific dates. The assertions embodied therein were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their respective terms. Moreover, they may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information at the time they were made or otherwise.

Closing of the Asset Sale:

The Company completed the transactions contemplated under the Asset Purchase Agreement dated July 8, 2025, which was amended on April 25, 2025 (the “Asset Purchase Agreement”), with Ninjour Health International Limited, a company incorporated under the laws of the United Kingdom, which is an affiliate of Biorad Medisys Pvt. Ltd. (together, “Biorad”). Pursuant to the Asset Purchase Agreement, ReShape sold its assets (excluding cash) to Biorad, and Biorad assumed substantially all of ReShape’s liabilities, for an agreed upon purchase price of $2.25 million in cash, subject to adjustment based on ReShape’s actual accounts receivable and accounts payable at the closing, compared to such amounts as of March 31, 2024.

Item 3.02 Unregistered Sales of Equity Securities.

Immediately after the Effective Time, the Company closed on the sale of an aggregate of 529,137, shares of the Company’s Common Stock (the “Offered Shares”) at a price of $11.02, per share pursuant to those certain subscription agreements entered into among, the Company, Vyome and the investors signatory thereto. Vyome, through its subsidiary Vyome Limited, also closed on the sale of 999,shares of Vyome Limited at a price per share of $937.14 which shares are subject to a put call option agreement with the Company.

The Offered Shares were sold in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03 Material Modification of Rights of Security Holders.

Reverse Stock Split

On August 15, 2025, the Company effected a 1-for-4 reverse stock split of its Common Stock (the “Reverse Stock Split”). On July 24, 2025, the stockholders of the Company approved the proposal to authorize the Board of Directors of the Company (the “Board”), in its discretion, to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s Common Stock, at a ratio in the range of 1-for-2 to 1-for-5, such ratio to be determined by the Board and included in a public announcement. The Board approved the Reverse Stock Split at a ratio of 1-for-4 and on August 15, 2025 the Company filed a Certificate of Eighth Amendment (the “Certificate of Eighth Amendment”) with the Secretary of State of the State of Delaware to amend the Company’s Restated Certificate of Incorporation, as amended, and effected the Reverse Stock Split on August 15, 2025.

As a result of the Reverse Stock Split, each four shares of Common Stock issued or outstanding or held by the Company as treasury stock were automatically reclassified into one new share of Common Stock without any action on the part of the holders. Any fractional shares of Common Stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share and no stockholders will receive cash in lieu of fractional shares.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on The Nasdaq Capital Market in connection with the Merger. Trading of the Company’s Common Stock on The Nasdaq Capital Market continued on a split-adjusted basis when the markets opened on August 15, 2025, under the name Vyome Holdings, Inc. and trading symbol “HIND.”

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2025, in connection with the consummation of the Merger and, as required pursuant to, the Merger Agreement, Paul Hickey, Dan W. Gladney, Arda M. Minocherhomjee and Lori C. McDougal and Gary D. Blackford resigned from and ceased serving on the Board and any and all committees thereof, which resignations were effective upon the consummation of the Merger. In addition, effective upon the consummation of the Merger, Paul Hickey resigned as the President and Chief Executive Officer of the Company and Tom Stankovich resigned as the Chief Financial Officer of the Company.

In connection with the consummation of the Merger and pursuant to the Merger Agreement, on August 15, 2025, the Board elected and designated Krishna Gupta, Stash Pomichter, Shiladitya Sengupta, Venkateswarlu Nelabhotla, John Tincoff and Mohanjit Jolly (collectively, the “New Directors”), to serve on the Board effective immediately after the consummation of the Merger. Pursuant to the Merger Agreement and as previously disclosed, Krishna Gupta will serve as the Board’s Chairperson of the Combined Company effective as of the consummation of the Merger.

Other than as set forth herein, there are no arrangements or understandings with any of the New Directors or any other person pursuant to which such New Director was selected and none of the New Directors has a direct or indirect material interest in any related party transaction required to be disclosed under Item 404(a) of Regulation S-K.

In connection with their service on the Board, each New Director who is not an employee of the Company or any parent or subsidiary of the Company will be entitled to receive compensation pursuant to the Company’s director compensation program applicable to all of the Company’s non-employee directors.

Following the Merger, the composition of the Board and their respective classes are as follows:

Class I	Class II	Class III
Krishna Gupta	Venkateswarlu Nelabhotla	Mohanjit Jolly
Stash Pomichter	John Tincoff
Shiladitya Sengupta

Following the Merger, the composition of the committees of the Board are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Mohanjit Jolly (Chair)	Mohanjit Jolly (Chair)	Krishna Gupta (Chair)
Krishna Gupta	Krishna Gupta	Mohanjit Jolly
John Tincoff	John Tincoff	Stash Pomichter

Also on August 15, 2025, in connection with the consummation of the Merger, Venkateswarlu Nelabhotla was appointed as Chief Executive Officer of the Company and Robert Dickey was appointed as Interim Chief Financial Officer of the Company.

The Company entered into an agreement with Foresite Advisors, LLC, (the “CFO Agreement”) governing the terms of Mr. Dickey’s employment with the Company as its Interim Full-time Chief Financial Officer. The CFO Agreement provides for a one-year term, which may be extended by mutual written consent. The CFO Agreement may be terminated by either party with Cause, as defined in the agreement, upon 15 days’ notice or without cause, upon 30 days prior written notice to the other party. The CFO Agreement provides for compensation of $15,000 per calendar month.

The Company intends to enter into an agreement with its Chief Executive Officer, which will be disclosed in a subsequent report by the Company.

In connection with the foregoing each of the new directors and officers will enter into the Company’s standard form of indemnification agreement for its directors and officers.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2025, the Company filed (a) the Certificate of Eighth Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split after the close of trading on August 14, 2025, (b) Series C Amendment, and (c) a Certificate of Ninth Amendment (the “Certificate of Ninth Amendment”) with the Secretary of State of the State of Delaware to amend the Company’s Restated Certificate of Incorporation, as amended, to change its corporate name to Vyome Holdings, Inc. and set forth the Combined Company’s composition of board of directors which will be initially comprised of six directors and divided into three classes with staggered three-year terms as more particularly set forth under Item 5.02 above. The information set forth in Item 3.03 of this Current Report is incorporated by reference herein. The foregoing descriptions of the Certificate of Eighth Amendment Certificate of Fourth Amendment are qualified in their entirety by reference to the Certificate of Third Amendment and Certificate of Fourth Amendment, which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Eighth Amendment to the Amended and Restated Certificate of Incorporation of the Company.
3.2	Ninth Amendment to the Amended and Restated Certificate of Incorporation of the Company
3.3	Amended and Restated Certificate of Designation to Series C Convertible Preferred Stock.
3.4	Certificate of Merger merging Raider Lifesciences into Vyome Therapeutics, Inc.
10.1	Interim Full-Time Chief Financial Officer Consulting Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYOME HOLDINGS, INC.

August 19, 2025	By:	/s/ Venkat Nelabhotla
	Name:	Venkat Nelabhotla
	Title:	President & Chief Executive Officer